UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

HOLDCO OPPORTUNITIES FUND III, L.P. HOLDCO ASSET MANAGEMENT, LP VM GP VII LLC VM GP II LLC VIKARAN GHEI MICHAEL ZAITZEFF JEITA L. DENG MERRIE S. FRANKEL LAURIE M. SHAHON
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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HoldCo Opportunities Fund III, L.P. (“HoldCo Fund”), together with the participants named herein (collectively, “HoldCo”), intends to file a preliminary proxy statement with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), and has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes to oppose the merger between the Company and SVB Financial Group, a Delaware corporation, at the special meeting of shareholders of the Company.

Item 1: On April 28, 2021, HoldCo issued the following press release and public letter:

HoldCo Issues Public Letter to SVB President and CEO Greg Becker

Proposes “Best and Final” Compromise that HoldCo Believes is Fair for Both SVB and BPFH Shareholders

Proposal is Based Precisely on What SVB Appeared To Offer In Early September

NEW YORK – April 28, 2021 – HoldCo Asset Management, LP and its managed funds (collectively, "HoldCo"), which own 4,049,816 shares of common stock of Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) ("Boston Private," "BPFH," or the "Company"), representing approximately 4.9% of the Company’s outstanding shares, today issued the following public letter to Greg Becker, President and CEO of SVB Financial Group (“SVB”) in connection with its proposed merger (the “Merger”) with BPFH.

Mr. Becker:

We are writing this letter to you in the hopes of paving a path forward that benefits both SVB and BPFH shareholders. As it currently stands, we believe SVB lacks the necessary votes to win BPFH shareholder support for the Merger. And while those votes may ultimately come, we believe yesterday’s Special Meeting adjournment is more likely to cause those BPFH shareholders that voted for the deal to have a change of heart.

Following the failed vote, you issued a press release asserting that SVB’s announced purchase price was its “Best and Final” offer. We understand that SVB likely sees no benefit, and significant downside, in putting forth a higher offer with no guarantee that shareholders like us will accept it. It makes sense that SVB does not want to “bid against itself.”

Recognizing this dynamic, we are willing to narrow the goalposts and provide you with our “Best and Final” offer. Although we cannot say for sure whether the announced purchase price is in fact your “Final” offer, we can confidently say that it is not your “Best” offer. We can say this because we know that it was not even your best offer last year. Let us explain.

As detailed in BPFH’s definitive proxy statement, in “early September 2020” you yourself verbally communicated an offer of $9.25 per share to BPFH CEO Anthony DeChellis :

“In early September 2020, Mr. Becker again contacted Mr. DeChellis and reiterated SVB Financial’s belief that, in light of the two parties’ complementary business models and the potential strategic benefits of providing Boston Private’s wealth management and other businesses access to SVB Financial’s scale and client platform, a business combination would create significant value for both parties and their shareholders. Mr. Becker again described SVB Financial’s interest in acquiring Boston Private for primarily stock consideration and indicated that, in connection with such a transaction, SVB Financial might be willing to value Boston Private at up to 1.0x Boston Private’s June 30, 2020 tangible book value, or approximately $9.25 per share.”1

While there was no discussion in the proxy statement regarding the exact proposed consideration mix in early September, it was described as being comprised of “primarily stock consideration” and we therefore believe it is safe to assume that SVB was contemplating a stock / cash mix similar to the ultimately agreed upon 81% stock / 19% cash mix that was presented to shareholders on January 4, 20212.

Applying this same stock / cash mix to your early September 2020 offer of $9.25 per share yields cash consideration of $1.78 and an exchange ratio of 0.0288 (using SVB’s highest share price in early September of $259.73 on 9/4/20), which together produce a value for BPFH today that is 23% higher than what you are currently calling your “Best and Final” offer (as derived in the following table):

Considering that it appears SVB was willing, and therefore likely received internal approval, to offer 26% more SVB shares in early September (0.0288) than it is willing to offer now (0.0228), you can understand why we and other BPFH shareholders are extremely skeptical that the current offer being presented is indeed your “Best and Final”. That being said, we do not blame you for being a better negotiator than your counterpart at BPFH. Your counterparty inexplicably allowed you to materially reduce the exchange ratio over the course of negotiations. We don’t blame you for this.

1 https://www.sec.gov/Archives/edgar/data/821127/000119312521084509/d97737ddefm14a.htm (see page 50)

2 https://www.sec.gov/Archives/edgar/data/719739/000119312521001082/d105943d425.htm (see page 9)

In the spirit of compromise, however, our request is that you honor the early September offer you made to Mr. DeChellis and provide shareholders of Boston Private with consideration equal to 0.0288 SVB shares and $1.78 in cash per BPFH share. As shown in the table above, this consideration would result in an approximately 23% premium to Boston Private’s current stock price.

We continue to firmly believe that SVB is capable of offering considerably more value than what we are proposing here. We have detailed this in various filings which you no doubt have seen. As a compromise, however, we are willing to accept far less: the same consideration that SVB was willing to provide BPFH shareholders with in September of last year. This is the absolute minimum value that we can accept as stewards of our clients' assets, and we are only willing to offer this compromise in light of the current uncertainty surrounding the vote. We would be surprised if other shareholders do not agree.

***

Please consider this proposal to be valid until Friday close of business, but not thereafter. In the event you accept our proposal and revise the Merger consideration accordingly, we will vote FOR the Merger and stop soliciting votes AGAINST the Merger.

Sincerely,

Vik Ghei

Michael Zaitzeff

HoldCo Asset Management, LP

About HoldCo Asset Management

HoldCo Asset Management, LP is an investment adviser located in New York City. HoldCo was founded by Vik Ghei and Misha Zaitzeff. HoldCo currently has over $1 billion in regulatory assets under management.

HoldCo is being represented by the law firm Olshan Frome Wolosky LLP.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

HoldCo Opportunities Fund III, L.P. (“HoldCo Fund”), together with the participants named herein (collectively, “HoldCo”), intends to file a preliminary proxy statement with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), and has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes to oppose the merger between the Company and SVB Financial Group, a Delaware corporation, at the special meeting of shareholders of the Company.

HOLDCO STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ EACH THE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATIONS WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The Participants in the proxy solicitation with regard to the Annual Meeting are anticipated to be HoldCo Fund, VM GP VII LLC (“VM GP VII”), HoldCo Asset Management, LP (“HoldCo Asset Management”), VM GP II LLC (“VM GP II”), Vikaran Ghei, Michael Zaitzeff, Jeita L. Deng, Merrie S. Frankel and Laurie M. Shahon. The Participants in the proxy solicitation with regard to the Special Meeting are anticipated to be HoldCo Fund, VM GP VII, HoldCo Asset Management, VM GP II, Vikaran Ghei and Michael Zaitzeff.

As of the date hereof, HoldCo Fund directly owned 4,049,816 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”). As the general partner of HoldCo Fund, VM GP VII may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the investment manager of HoldCo Fund, HoldCo Asset Management may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the general partner of HoldCo Asset Management, VM GP II may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As Members of each of VM GP VII and VM GP II, each of Messrs. Ghei and Zaitzeff may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As of the date hereof, none of Mses. Deng, Frankel or Shahon beneficially own any securities of the Company.

Contacts

Investor:

John Ferguson / Joe Mills

Saratoga Proxy Consulting LLC

(212) 257-1311

info@saratogaproxy.com

Media:

Dan Zacchei / Joe Germani

Sloane & Company

Dzacchei@sloanepr.com / JGermani@sloanepr.com

Item 2: On April 28, 2021, HoldCo posted the following materials to https://bpvalue.com:

Item 3: On April 28, 2021, HoldCo sent the following email to shareholders of the Company:

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We are reaching out hoping to schedule a call this week to discuss BPFH. As you are aware, yesterday BPFH adjourned the special meeting to vote on the Merger with SVB.

Below are links to two press releases that we’ve put out since then:

1.	HoldCo Issues Public Letter to SVB President and CEO Greg Becker
2.	HoldCo Comments on Boston Private’s Adjournment of Special Meeting Without Requisite Vote to Approve SVB Merger

In an attempt to find a compromise, we issued the first press release this morning with a proposal that is far lower than what we think BPFH is worth but is something that we would accept. The gist of it is that we are asking SVB to honor the proposal it made to BPFH in September – a proposal that SVB was obviously comfortable with and that values BPFH at approximately 20% higher than where it currently trades. We would like to discuss this with you on our call. Reasonable minds can differ on the true value of BPFH, but I feel that all shareholders can unite around the idea that we should not accept less shares than SVB was willing to issue back in September when they were the only party that BPFH was negotiating with.

We hope to discuss with you the merits of this construct as a means to get to a deal.

Best,